Exhibit 99.1

NewsRelease

TC PipeLines, LP Announces Second Quarter 2018 Cash Distribution

HOUSTON, Texas – July 26, 2018 – TC PipeLines, LP (NYSE: TCP) (the Partnership) today announced that the board of directors of TC PipeLines GP, Inc., its general partner, declared the Partnership's second quarter 2018 cash distribution of $0.65 per common unit. The distribution is unchanged from the distribution declared for the first quarter 2018.

This cash distribution is the 77th consecutive quarterly distribution paid by the Partnership and is payable on August 15, 2018 to unitholders of record at the close of business on August 6, 2018.

About TC PipeLines, LP

TC PipeLines, LP is a Delaware master limited partnership with interests in eight federally regulated U.S. interstate natural gas pipelines which serve markets in the Western, Midwestern and Northeastern United States. The Partnership is managed by its general partner, TC PipeLines GP, Inc., a subsidiary of TransCanada Corporation (NYSE: TRP). For more information about TC PipeLines, LP, visit the Partnership's website at www.tcpipelineslp.com.
This release serves as qualified notice to nominees under Treasury Regulation Section 1.1446-4(b)(4) and (d). Please note that 100 percent of TC PipeLines, LP's distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of the Partnership's distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate for individuals or corporations, as applicable. Nominees are treated as the withholding agents responsible for withholding distributions received by them on behalf of foreign investors.

Media Inquiries:
Grady Semmens
403.920.7859 or 800.608.7859

Unitholder and Analyst Inquiries:
Rhonda Amundson
877.290.2772
investor_relations@tcpipelineslp.com